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                                                                       Exhibit 5


                               [M&S LETTERHEAD]



                                 July 6, 2001


The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland  21286

Ladies and Gentlemen:

     We have acted as counsel to The Black & Decker Corporation, a Maryland corporation (the "Company"), in connection with the preparation of a registration statement on Form S-4 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the proposed exchange of up to $400,000,000 aggregate principal amount of 7.125% Senior Notes Due 2011 (the "New Notes") of the Company for a like principal amount of the Company's issued and outstanding 7.125% Senior Notes Due 2011 (the "Initial Notes"). The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement.

     In our capacity as counsel to the Company and for purposes of the opinions expressed herein, we have examined the charter of the Company, the bylaws of the Company, the Indenture, dated as of June 5, 2001 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), and such other documents and matters as we deem necessary or appropriate to render the opinions expressed herein, subject to the limitations, assumptions and qualifications set forth herein.

     Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

     1. The execution and delivery of the Indenture has been duly authorized by the Company and the Indenture constitutes a legal, valid and binding obligation of the Company.

     2. The New Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute binding obligations of the Company entitled to the benefits of the Indenture.

     We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion shall be inferred beyond the matters expressly stated.

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The Black & Decker Corporation
July 6, 2001
Page 2



     We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              Miles & Stockbridge P.C.



                              By: /s/ J. W. Thompson Webb
                                  ______________________________
                                  Principal